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                                   FORM 8-A/A

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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES


                  PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                       FUSION MEDICAL TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)


DELAWARE                                                            94-3177221
(State of Incorporation                                          (IRS Employer
or Organization)                                             Identification No.)


34175 ARDENWOOD BLVD., FREMONT, CALIFORNIA                               94555
(Address of principal Executive Offices)                            (Zip Code)


Securities to be registered pursuant to Section 12 (b) of the Act:

     Title of Each Class            Name and Exchange on Which
     to be so Registered            Each Class is to be registered
         NONE                              NONE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to
General Instruction Act A.(c), please check the following box.      /  /

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to
General Instruction Act A.(d), please check the following box.      /X/

Securities Act registration statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:


                        Preferred Stock Purchase Rights
                                (Title of Class)
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                          AMENDMENT NO. 1 TO FORM 8-A

     We hereby amend the following items, exhibits or other portions of our Form 8-A filed on November 5, 1997, and our Form 8-K filed on April 8, 1999, related to our Preferred Shares Rights Agreement, as set forth below.

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

On April 11, 2001, Fusion Medical Technologies, Inc. (the "Company") and EquiServe Trust Company, N.A. (the successor to BankBoston, N.A.) (the "Rights Agent") executed this second amendment (the "Amendment") to our Preferred Shares Rights Agreement entered into on October 10, 1997, and first amended on March 30, 1999, between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

The Amendment excludes the State of Wisconsin Investment Board ("SWIB") and Alloy Ventures ("Alloy") from the definition of an Acquiring Person unless and until such time as SWIB or Alloy become the Beneficial Owner of a percentage of the Common Shares of the Company then outstanding of 20% or more. The definitions of "Distribution Date" and "Triggering Event" were also amended to conform to the modifications made to the definition of an "Acquiring Person." The Amendment to the Rights Agreement is an exhibit hereto, and the Rights Agreement, including the form of the Rights Certificate, and the subsequent amendment are incorporated herein by reference. The foregoing description of the Rights and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2.   EXHIBITS

4.1 Preferred Shares Rights Agreement dated October 10, 1997, by and between the Registrant and BankBoston, N.A., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibit A, B and C, respectively thereto, incorporated by reference to Exhibit 4.1 to our Form 8-A filed on November 5, 1997.

4.2       First Amendment to the Preferred Shares Rights Agreement dated
          March 30, 1999, between Fusion Medical Technologies, Inc. and BankBoston, N.A., incorporated by reference to Exhibit 4.2 to our Form 8-K filed on April 9, 1999.

4.3 Second Amendment to the Preferred Shares Rights Agreement dated April 11, 2001, between Fusion Medical Technologies, Inc. and EquiServe Trust Company, N.A.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the Report to be signed on the Registrant's behalf by the undersigned thereunto duly authorized.

                               FUSION MEDICAL TECHNOLOGIES, INC.



                               By: /s/ LARRY J. STRAUSS
                                   -----------------------------
                                   Larry J. Strauss
                                   Title:  Vice President, Finance and
                                           Chief Financial Officer


Dated: April 11, 2001

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